                                                                    EXHIBIT 10.1

                             SONICBLUE INCORPORATED
                                 P. O. BOX 58058
                           2841 MISSION COLLEGE BLVD.
                           SANTA CLARA, CA 95052-8058
                            Telephone: (408) 588-8000
                            Facsimile: (408) 980-5445


                                  June 21, 2001



Mr. Kenneth Potashner
16452 Avenida de los Olivos
Rancho Santa Fe, CA 92067

Dear Ken:

       This letter agreement (this "Agreement") supercedes that certain letter agreement, dated October 30, 1998 by and between you and the Company (the "Prior Agreement") and sets forth the terms and conditions of your continued employment with SONICblue Incorporated (the "Company"). Effective upon the execution of this Agreement, the Prior Agreement shall be null and void.

       In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

       1. Employment. Commencing as of June 19, 2001 (the "Effective Date") and during the Term, you will be employed on a full-time basis as President and Chief Executive Officer of the Company. The Company's Board of Directors (the "Board") has also elected you to serve as its Chairman and its shareholders have elected you to serve as a director. During the Term, you will be given such duties and authority as are appropriate to such positions. During the Term, you will perform and discharge well and faithfully such duties for the Company as are set forth in the bylaws of the Company regarding its Chairman of the Board, President and Chief Executive Officer and such other duties relating to the Company's business, administration and policies as may be reasonably assigned or requested from time to time by the Company's Board of Directors (the "Board"). You will devote your full working time, attention and efforts to the affairs of the Company during the Term; provided, however, you may continue to serve as a member of the Board of Directors of Maxwell Technologies, Inc. ("Maxwell") during your employment with the Company. You agree and understand that your obligations to the Company under this Agreement will require your highest level of attention and commitment.

       2. Term. The term of this Agreement will commence on the Effective Date and will continue until October 30, 2002, unless earlier terminated as provided herein (the "Term"). Either you or the Company can terminate your employment hereunder, and your services as an officer and employee of the Company and Chairman of its Board, at any time and for any reason, with or without cause and with or without notice. Under certain circumstances you will be entitled to certain payments and other consideration on such termination, pursuant to the terms and provisions of paragraph 9 below.

       3. Base Salary. For your services to the Company, you will be paid a base salary, payable in accordance with the Company's usual payroll practices during your full-time employment as President and Chief Executive Officer, at an annualized rate of $650,000 per year. The Board may, in its sole discretion, increase, but not decrease, your base salary each year after review of your performance.

       4. Regular Bonus. You will be eligible to receive an annual bonus of up to two hundred percent (200%) of your base salary subject to your achievement of performance goals to be mutually determined and your continued full-time employment as President and Chief Executive Officer though the end of each relevant bonus period (typically, a calendar year). No minimum bonus shall be payable with respect to any periods.

       5. Definitions. For purposes of this Agreement:

       "Change in Control" means: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets. A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

       "Cause" for termination of your employment with the Company will exist when one or more of the following events has occurred: (i) your fraud or criminal conduct affecting your employment or toward the Company, (ii) your willful gross misconduct, willful gross neglect of duties or failure to act which materially and adversely affects the business of the Company, or (iii) your engaging in any activity in competition with Company in a material manner (excluding a less than five percent (5%) investment in any public company, and excluding your ongoing services as a director of Maxwell if it remains in substantially the same business or another business that does not compete with the Company).

       "Constructive Termination" means your termination of your employment with the Company following the occurrence, without your written consent, of one or more of the following events: (i) a diminution in your duties or the assignment to you of duties which are materially inconsistent with your position or which significantly impair your ability to function in your then current position, provided that you provide notice of your objection in writing to such diminution or assignment and the Company fails to rescind the same within two (2) weeks after receipt of your notice; (ii) a reduction in compensation or material reduction in benefits under this Agreement, which reduction is not cured within two (2) weeks following written notice thereof from you; (iii) the Company's requiring you to relocate your residence without your prior written consent from the San Francisco Bay Area, or from any other area to which you


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

may voluntarily move with the Company's prior written consent during the Term; or (iv) the unconsented (by you) relocation of the principal place for the rendering of services hereunder to a location more than fifty (50) miles from the present location of the principal executive office of Company.

       None of the foregoing will constitute a Constructive Termination to the extent mutually agreed upon in writing by you and the Company in advance of the occurrence thereof. A Constructive Termination will be treated as an involuntary termination by the Company without Cause.

       "Disability" means your failure to effectively discharge your duties and to render the services required hereunder due to physical or mental injury, illness or disability for six (6) or more consecutive months or for more than six (6) months in the aggregate during any period of twelve (12) calendar months following the commencement of employment hereunder.

       6. Stock Options. In conjunction with the Prior Agreement you were granted four stock options. You were granted a nonstatutory stock option to purchase 1,468,317 shares of the Common Stock of the Company (the "Common Stock") and a non-qualified option to purchase 31,683 shares of the Common Stock of the Company (collectively, the "1,500,000 Share Option"). The 1,500,000 Share Option is fully vested and exercisable. Concurrent with your execution of this Agreement, the 1,500,000 Share Option will be amended to provide that it will terminate on the earlier of (i) October 22, 2008 or (ii) ninety (90) days after the later of (y) termination of service as a member of the Company's Board of Directors, or (x) your termination of full-time employment with the Company pursuant to paragraph 1 provided, however, that in the event that after your full-time employment or service as a director with the Company ends, you continue to serve the Company as a part-time employee or consultant pursuant to a written consulting or employment agreement approved by its Board of Directors, the 1,500,000 Share Option shall terminate upon the termination of such agreement or service.

       In conjunction with the Prior Agreement, you were also granted an incentive stock option to purchase 95,049 shares of the Common Stock and a non-qualified option to purchase 2,904,951 shares of Common Stock (collectively, the "3,000,000 Share Option"). Concurrent with your execution of this Agreement, subject to the provisions of paragraph 9(b)(iii) and 9(c)(iii) of this Agreement (which provide for vesting continuation under certain circumstances following a termination without Cause or by Constructive Termination), the 3,000,000 Share Option will terminate on the earlier of (i) October 22, 2008 or (ii) the later of (x) or ninety (90) days after termination of your full-time employment pursuant to paragraph 1 above or (y) termination of service as a member of the Company's Board of Directors; provided, however, that in the event that after your full-time employment or service as a director with the Company ends, you continue to serve the Company as a part-time employee or consultant pursuant to a written consulting or employment agreement approved by its Board of Directors, the 1,500,000 Share Option shall terminate upon the termination of such agreement or service. Concurrent with your execution of this Agreement, the 3,000,000 Share Option shall be amended to provide that you may continue to vest thereunder, after your full-time employment by the Company pursuant to paragraph 1 hereof ends; for so long as you are employed by the Company on a part-time basis pursuant to a written employment agreement approved by its Board of Directors. Service on the Board of Directors of the Company shall not be deemed service as a part or full-time employee or consultant for purposes of continued vesting pursuant to the 3,000,000 Share Option.

       The Company has since issued you the options (the "Four Other Options") set forth below:


          Option        Option
          Number         Date          Plan/Type         Shares         Price
          005896       02/07/00         1989/ISO          13,792      $ 14.5000

          005897       02/07/00         1989/NQ          486,208      $ 14.5000

          006920       01/09/01         1989/ISO           1,234      $  6.0000

          N06920       01/09/01         1989/NQ          198,766      $  6.0000


       Nothing in this Agreement shall amend or modify the terms of any of the options issued in conjunction with the Prior Agreement or issued to you thereafter. Concurrent with the execution of this Agreement, you will be granted an option to purchase 700,000 shares of the Company's Common Stock, in substantially the form of Exhibit A hereto (the "700,000 Share Option") with an exercise price equal to the Closing Price of the Common Stock on the date immediately preceding the Effective Date. Conditioned on your continued full-time employment with the Company pursuant to paragraph 1 hereof through each of such dates or your continued part-time employment through each of such dates as an employee or consultant pursuant to a written employment or consulting agreement approved by its Board of Directors after your full-time employment terminates, the option will vest twenty-five percent (25%) on October 29, 2002 and 2.08333333% each subsequent month thereafter (i.e., November 29, 2002, December 29, 2002 ...). The 700,000 Share Option shall terminate on the earlier of (i) the tenth anniversary of the Effective Date (ii) or the later of
(x) first anniversary of your termination of service as a member of the Company's Board of Directors or (y) the first anniversary of the termination of your full-time employment pursuant to paragraph 1 above provided, however, that in the event that after your full-time employment or service as a director with the Company ends, you continue to serve the Company as a part-time employee or consultant pursuant to a written consulting or employment agreement approved by its Board of Directors, the 700,000 Share Option shall terminate upon the termination of such agreement or service. Service on the Board of Directors of the Company shall not be deemed service as a part or full-time employee or consultant for purposes of continued vesting pursuant to the 700,000 Share Option or creating eligibility for vesting acceleration upon achieving an Operating Profit. In addition, if while the 700,000 Share Option is still outstanding and you are still employed by the Company for an entire fiscal year on a full-time basis pursuant to paragraph 1 hereof, the Company during such fiscal year achieves an operating profit for such entire fiscal year (as determined by its Chief Financial Officer based on its audited financial statements for that year), then 50% of the then (as of the date of the Company's receipt of such audited financial statements) unvested shares subject to the 700,000 Share Option shall immediately vest and the remaining shares shall continue to vest (subject to the conditions set forth above) in equal increments over the remainder of the vesting period. "Operating Profit" for these purposes shall mean Earnings Before Taxes, Depreciation or Amortization net of any gains or losses on the sale, revaluation, receipt of dividends or any other event or entry relating to any equity investment by the Company, including without limitation, Rioport or the UMC shares. Joint ventures formed by


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

the Company with third parties or subsidiaries of the Company (in which it owns 50% or more of the voting stock) shall not be treated as investments for these purposes.

       7. Travel and Other Related Reimbursement. Your primary residence is located in Southern California. For so long as you are a full-time employee of the Company pursuant to paragraph 1 hereof, the Company will reimburse you for all reasonable travel expenses incurred in commuting from your residence in Southern California to the Company's offices to provide services hereunder, as well as the reasonable rental costs of maintaining a second residence and a leased car in the San Francisco Bay Area, including up to two trips a month for your family to the Bay Area. The Company shall not require you to relocate your residence to the San Francisco Bay Area without your prior written consent. In addition, the Company will pay you a tax gross-up payment in an amount sufficient to ensure that you do not incur any net income tax liability due to the payments described in this Section 7.

       8. Employee Benefit Programs. Commencing on the Effective Date, and during the period of your full-time employment pursuant to paragraph 1 hereof, you will be entitled to participate in all Company employee benefit plans and compensation and perquisite programs made available to the Company's executives or salaried employees generally, including the Company's Employee Stock Purchase Plan, 401(k) Plan and Executive Deferred Compensation Plan. You will be entitled to reimbursement of reasonable work-related expenses. You will be entitled to four weeks of paid vacation per year, provided that you will not accrue unused vacation of more than eight weeks. You will be paid for unused vacation time.

       9. Consequences of Termination of Employment.

       (a) Involuntary Termination By Company For Cause. In the event the Company terminates your full-time employment during the term of this Agreement for Cause, you will be entitled to any unpaid salary, bonus and vacation due you pursuant to paragraphs 3, 4 and 9 above through the date of termination and you will be entitled to no other compensation from the Company.

       (b) Involuntary Termination (i) By Company Without Cause or (ii) by Constructive Termination - Before Change in Control. In the event either (i) the Company terminates your full-time employment without Cause during the Term and before the consummation of a Change in Control or (ii) your employment is terminated during the Term and before the consummation of a Change in Control by Constructive Termination, you will be entitled to the following:

              (i) the Company will pay you any unpaid salary, bonus and vacation due you pursuant to paragraphs 3, 4 and 9 above through the date of termination. For twelve (12) months thereafter, your base salary and benefits will continue, and each month during that twelve (12) month period, in lieu of any bonus payments for which you would have been eligible had you remained employed by the Company during such period, you also will be paid 108,333.33 per month (for an aggregate of an additional $1,300,000); and

              (ii) the 3,000,000 Share Option will continue to vest during the twelve (12) month compensation and benefit continuation period, subject to your provision, if requested to do so by the Company, of consulting services to the Company and your agreement to, and compliance with, nonsolicitation and noncompetition agreements in favor of the Company (substantially in the form attached as Exhibit B) during such twelve (12) month period. The 3,000,000 Share Option, in such event shall terminate ninety (90) days after the end of such vesting continuation period.

       (c) Involuntary Termination (i) By Company Without Cause or (ii) by Constructive Termination - Upon or After Change in Control. In the event either
(i) the Company terminates your employment without Cause during the Term upon or after the consummation of a Change in Control or (ii) your employment is terminated during the Term on or after the consummation of a Change in Control of a Constructive Termination, you will be entitled to the following:

              (i) the Company will pay you any unpaid salary, bonus and vacation due you pursuant to paragraphs 3, 4 and 9 above through the date of termination. For eighteen (18) months thereafter, your base salary and benefits will continue, and each month during that eighteen (18) month period, in lieu of any bonus payments for which you would have been eligible had you remained employed by the Company during such period, you will also be paid $108,333 per month (for an aggregate of an additional $1,950,000);

              (ii) the 3,000,000 Share Option, the Four Other Options, and the 700,000 Share Option will continue to vest as follows: the 3,000,000 Share Option, the Four Other Options, and 700,000 Share Option will continue to vest over the eighteen (18) month compensation and benefit continuation period, subject to your provision, if requested to do so, of consulting services to the Company and your agreement to, and compliance with, nonsolicitation and noncompetition agreements in favor of the Company (substantially in the form attached as Exhibit C) during the remaining vesting period. The 3,000,000 Share Option, the Four Other Options, and the 700,000 Share Option would terminate ninety (90) days and one year, respectively after the end of such vesting continuation period;

       (d) Voluntary Termination, Death or Disability. In the event you terminate your employment with the Company of your own volition (other than a Constructive Termination) or as a result of death or Disability, such termination will have the same consequences as a termination for Cause.

       10. Conditions to Receipt of Payments and Benefits.

       (a) Release of Claims. As a condition to the receipt of any the payments and other consideration described in paragraph 9, you must execute and deliver to the Company a full and complete release and covenant not to sue substantially in the form of Exhibit C (the "Release") of all past, present and future claims you may have against the Company or any of its officers, directors, shareholders, employees, consultants and agents arising directly or indirectly from your employment relationship with the Company, this Agreement or any act or omission predating the execution of the Release and thereafter take no action to void or otherwise limit or terminate the Release within any applicable statutory periods providing such rights.

       (b) Proprietary Information. In view of your position and access to proprietary information, as a condition to the receipt of payments and other consideration described in this Agreement, during the term of your employment by the Company you will not, without the Company's written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent or stockholder (other than a less than five percent (5%) stockholder of a publicly traded company) (i) engage in any activity which is in competition with the business, the products or services of the Company, (ii) solicit any of the Company's employees, consultants or customers, (iii) hire any of the Company's employees or consultants in an unlawful manner or actively encourage employees or consultants to leave the Company, or (iv) otherwise breach your proprietary information obligations.

       11. Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company's obligations under this Agreement contractually or as a matter of law.

       12. Notice. Any notice to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered upon service, if served personally, or three (3) days after deposit in the United States Mail, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, addressed to the other party at the address set forth herein, or such other address as may be designated in accordance herewith:

       If to you:                       Kenneth Potashner
                                        16452 Avenida de los Olivos
                                        Rancho Santa Fe, CA 92067

       with a copy to his counsel at:   Deidra Schneider
                                        Latham & Watkins
                                        701 B Street, Suite 2100
                                        San Diego, CA 92101-8197

       If to the Company:               SONICblue Incorporated
                                        2841 Mission College Boulevard
                                        P. O. Box 58058
                                        Santa Clara, CA
       with a copy to its counsel at:   Jorge del Calvo, Esq.
                                        Pillsbury Winthrop LLP
                                        2550 Hanover Street
                                        Palo Alto, CA 94304

       13. Dispute Resolution. Any disputes between you and the Company, including but not limited to disputes arising out of or related to the Agreement and disputes arising out of or related to the agreements evidencing your Company stock options, shall be resolved by using the following procedures, except that paragraphs (c) and (d) will not be followed in cases where the law specifically forbids the use of arbitration as a final and binding remedy, or where paragraph
(d) below specifically allows a different remedy.

       (a) The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

       (b) If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to nonbinding mediation before a mediator to be jointly selected by the parties. The Company will pay the cost of the mediation.

       (c) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, they will obtain a list of arbitrators from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list. The arbitrator shall have the authority to determine whether the conduct complained of in paragraph (a) violates the rights of the complaining party and, if so, to grant any relief authorized by law; subject to the exclusions of paragraph (d) below. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement.

       The hearing shall be transcribed. The Company shall bear the costs of the arbitration if you prevail. If the Company prevails, you will pay half the cost of the arbitration. The prevailing party in the arbitration shall be entitled to recover from the other party his or its reasonable attorney fees and its costs incurred in connection with the arbitration, as determined by the arbitrator.

       (d) Arbitration shall be the exclusive final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for above. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; provided however, that either party may bring an action, including but not limited to an action for injunctive relief, in a court of competent jurisdiction, regarding or related to matters involving the Company's confidential, proprietary or trade secret information, or regarding or related to inventions that the you may claim to have developed prior to joining the Company or after joining the Company, pursuant to California Labor Code 2870. The parties further agree that for violations of my confiden-tial, proprietary information or trade secret obligations which the parties have elected to submit to arbitration, the Company retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

       14. Governing Law. This Agreement will be deemed a contract made under, and for all purposes will be construed in accordance with, the laws of California applicable to contracts between California residents and wholly to be performed in California, notwithstanding California, without regard to California choice of law provisions or principles of conflicts of law.

       15. Withholding. Anything to the contrary notwithstanding, following the Effective Date all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. In lieu of withholding, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

       16. Entire Agreement. Except as otherwise specifically provided in this Agreement, this Agreement together with all Exhibits thereto, contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

       17. Miscellaneous. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Board in writing. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

       The offer made by this letter will terminate if you do not return a signed copy of this letter by June 21, 2001.

                                        Sincerely,

                                        SONICblue Incorporated



                                        By          /s/ Carm Santoro
                                          --------------------------------------
                                                      Carm Santoro
                                                        Director


ACKNOWLEDGED AND AGREED:



     /s/ Kenneth Potashner
--------------------------------
       Kenneth Potashner

Dated: June 21, 2001

                                    Exhibit A

                    1989 STOCK PLAN OF SONICBLUE INCORPORATED

                       NONSTATUTORY STOCK OPTION AGREEMENT


        SONICblue Incorporated, a Delaware corporation (the "Company"), hereby grants an option to purchase shares of its common stock to the optionee named below. The terms and conditions of the option are set forth in this cover sheet, in the attachment and in the Company's 1989 Stock Plan (the "Plan").


Date of Option Grant: June 21, 2001

Name of Optionee: Kenneth Potashner

Optionee's Social Security Number:

Number of Shares of Covered by Option: 700,000

Exercise Price per Share: $3.01

Vesting Start Date: October 29, 2001


        BY SIGNING THIS COVER SHEET, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THE ATTACHED AGREEMENT AND IN THE PLAN, A COPY OF WHICH IS ALSO ENCLOSED.


Optionee: _____________________________________________________________________
                                   (Signature)


Company: ______________________________________________________________________
                                   (Signature)

               Title: _________________________________________________________


Attachment

                    1989 STOCK PLAN OF SONICBLUE INCORPORATED

                       NONSTATUTORY STOCK OPTION AGREEMENT

STOCK OPTION          This option is intended to be a nonstatutory stock option
INCENTIVE             that is not qualified under section 422 of the Internal
                      Revenue Code and will be interpreted accordingly. This
                      Option is being granted in accordance with the terms of the letter agreement governing your employment dated June
                      19, 2001 (the "Employment Agreement").

VESTING Except as provided below with respect to vesting acceleration on achievement of performance goals or vesting continuation under certain circumstances following a termination, after a Change in Control, either by the Company without Cause or

                            by Constructive Termination,

                      your right to exercise this Option vests and becomes exercisable while you provide services to the Company as a full-time employee over the four year period beginning on the Vesting Start Date shown on the cover sheet. The Option will vest as to twenty five percent (25%) of the shares on the first anniversary of the Vesting Start Date, and will vest as to an additional 2.08333333% of the shares at the end of each full month thereafter (beginning with the first monthly vesting on November 30, 2002), provided that you remain a full-time employee of the Company on the applicable vesting date or remain as a part-time employee or consultant to the Company on the applicable vesting date pursuant to a written employment or consulting agreement approved hereafter by the Board of Directors. Notwithstanding the above, if, while you are employed by the Company on a full-time basis, the Company achieves an Operating Profit, as defined below, for an entire fiscal year (as determined by its Chief Financial Officer in its audited financial statements for that year), then the Option shall vest as to fifty percent (50%) of the unvested shares covered by the Option as of the end of such fiscal year, provided, that the determination that such vesting acceleration occurred shall not be made until the date the Company receives such audited financial statements for that year. In such event, the remaining unvested shares shall vest ratably over the remainder of the vesting period, conditioned on your continued employment during such periods. Service as a director shall not be deemed to be service as a full-time or part-time employee or consultant pursuant to this Agreement. "Operating Profit" for these purposes shall mean Earnings Before Taxes, Depreciation or Amortization net of any gains or losses on the sale, revaluation, receipt of dividends or any other event or entry relating to any equity investment by the Company, including without limitation, Rioport or the UMC shares. Joint ventures formed by the Company with third parties or subsidiaries of the Company (in which it owns 50% or more of the voting stock) shall not be treated as investments for these purposes. Examples of the operation of these vesting provisions are attached hereto as Exhibit A. Fractional shares will be rounded off to the nearest number.

                      Except as provided in the preceding and in the following paragraph, if your status as a full-time employee of the Company or part-time employee or consultant on the terms referenced above terminates before the first anniversary of the Vesting Start Date, you will not be entitled to exercise any portion of this Option.

                      In the event either (i) the Company terminates your employment without Cause upon or after the consummation of a Change in Control or (ii) your employment is terminated upon or after the consummation of a Change in Control by Constructive Termination, this Option will continue to vest over the 18-month compensation and benefit continuation period specified in paragraph 9(c) of your employment agreement with the Company, as amended, subject to your provision, if requested by the Company, of consulting services to the Company and your agreement to, and compliance with, nonsolicitation and noncompetition covenants in favor of the Company during the 18-month period, all as provided in the form of Exhibit B to the Employment Agreement.

                      Except as set forth in the preceding paragraph, and notwithstanding anything to the contrary in the Plan, vesting under this Option shall not be accelerated by or otherwise affected by a Change in Control (as defined herein or in the Plan).

CAUSE For purposes of this Option, "Cause" for termination of your employment with the Company will exist when one or more of the following events has occurred: (i) your fraud or criminal conduct affecting your employment or toward the Company, (ii) your willful gross misconduct, willful gross neglect of duties or failure to act which materially and adversely affects the business of the Company, or
                      (iii) your engaging in any activity in competition with Company in a material manner (excluding a less than 5% investment in any public company, and excluding your ongoing services as a director of Maxwell if it remains in substantially the same business or another business that does not compete with the Company).

CONSTRUCTIVE          For purposes of this Option, "Constructive Termination"
TERMINATION           means your termination of your employment with the Company following the occurrence, without your written consent, of one or more of the following events: (i) a diminution in your duties or the assignment to you of duties which are materially inconsistent with your duties or which significantly impair your ability to function in your then current position, provided that you object in writing to such diminution or assignment and the Company fails to rescind the same within two (2) weeks after receipt of your notice; (ii) a reduction in compensation or material reduction in benefits under this Agreement, which reduction is not cured within two (2) weeks following written notice thereof from you; (iii) the Company's requiring you to relocate your residence without your prior written consent from the San Francisco Bay
                      Area, or from any other area to which you may voluntarily move with the Company's prior written consent during the Term; or (iv) the unconsented (by you) relocation of the principal place for the rendering of services hereunder to a location more than fifty (50) miles from the present location of the principal executive office of Company.

                      None of the foregoing will constitute a Constructive Termination to the extent mutually agreed upon in writing by you and the Company in advance of the occurrence thereof. A Constructive Termination will be treated as an involuntary termination by the Company without Cause.

CHANGE IN             For purposes of this Option, "Change in Control" means:
CONTROL               (i) the consummation of a merger or consolidation of the
                      Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets. A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

TERM This Option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown on the cover sheet. (It will expire earlier if you cease to be a full-time employee of the Company, as described below.)

EARLY                 Except as provided below with respect to termination after
TERMINATION           a Change in Control either (i) by the Company without
                      Cause or (ii) by Constructive Termination, if you cease to be a full-time employee, member of the Company's Board of Directors, or part-time employee or consultant of the Company for any reason, then this Option will expire at the close of business at Company headquarters on the date of the first anniversary, after your status as a full-time employee terminates. During such one year period, you may exercise the portion of this Option that was vested and exercisable on the termination of your full or part time employment or service as a consultant. In the event that your status as a full or part-time employee or consultant terminates before any portion of this Option is vested and exercisable, then this Option shall immediately terminate.

                      Notwithstanding the foregoing, in the event this Option continues to vest during the 18-month compensation and benefit continuation period specified in paragraph 9(c) of the Employment Agreement, then this Option will expire at the close of business at Company headquarters on the date of the first anniversary after such 18-month period terminates; provided, however, that this Option shall terminate immediately in the event you fail to provide, if requested to do so by the Company, consulting services to the Company, or fail to agree to, and comply with, nonsolicitation and noncompetition agreements in favor of the Company during such 18-month period in the form of Exhibit B to the Employment Agreement. During such one year period, you may exercise the portion of this Option that was vested and exercisable on the day preceding the commencement of the one year period.

RESTRICTIONS ON       The Company will not permit you to exercise this Option if
EXERCISE              the issuance of Shares at that time would violate any law
                      or regulation.

NOTICE OF             When you wish to exercise this Option, you must notify the
EXERCISE              Company by filing the proper "Notice of Exercise" form at
                      the address given on the form. Your Notice of Exercise must specify how many Shares you wish to purchase and be accompanied by full payment of the exercise price. Your
                      Notice of Exercise must also specify how your Shares should be registered (in your name only, in your and your spouse's names as community property or as joint tenants with right of survivorship or in a trust for your benefit). The Notice of Exercise will be effective when it is received by the Company will full payment of the exercise price.

                      If someone else wants to exercise this Option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

FORM OF               When you submit your Notice of Exercise, you must include
PAYMENT               payment of the Exercise Price for the Shares you are
                      purchasing. Payment may be made in one (or a combination) of the following forms:

                          - Your personal check, a cashier's check or a money order.

                          - Irrevocable directions to a securities broker approved by the Company to sell the Shares acquired upon exercise of this Option and to deliver all or a portion of the sale proceeds to the Company in payment of the Exercise Price. The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by signing a special "Notice of

                          Exercise" form provided by the Company.

                          - Shares which have already been owned by you for more than twelve months and which are surrendered to the Company. The value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price.

WITHHOLDING           You will not be allowed to exercise this Option unless you
TAXES                 make acceptable arrangements to pay any withholding taxes
                      that may be due as a result of the Option exercise.

RESTRICTIONS ON       By signing this Agreement, you agree not to sell any
RESALE                Shares acquired upon exercise of this Option at a time
                      when applicable laws, regulations or Company or underwriter trading policies prohibit a sale.

TRANSFER OF           Prior to your death, only you may exercise this Option.
OPTIONS               You cannot transfer or assign this Option. For instance,
                      you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option at your death either in your will or pursuant to the laws of descent and distribution.

                      Regardless of any marital property settlement agreement, the Company is not obligated to honor a Notice of Exercise from your former spouse, nor is the Company obligated to recognize your former spouse's interest in this Option in any other way.

RETENTION             This Stock Option Agreement does not give you the right to
RIGHTS                be retained by the Company in any capacity. The Company
                      reserves the right to terminate your employment at any time and for any reason.

STOCKHOLDER           Neither you, nor your estate or heirs, have any rights as
RIGHTS                a stockholder of the Company until a certificate for the
                      Shares acquired upon exercise of this Option has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

ADJUSTMENTS           In the event of a stock split, a stock dividend or a
                      similar change in the Company Stock, the number of Shares covered by this Option and the Exercise Price per Share may be adjusted pursuant to the Plan. This Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

APPLICABLE LAW        This Agreement will be interpreted and enforced under the
                      laws of the State of California.

THE PLAN AND          The text of the Plan is incorporated in this Agreement by
OTHER                 reference. Capitalized terms that are used in this
AGREEMENTS            Agreement but not defined herein are defined in the Plan
                      as such may be amended from time to time.

        This Agreement, the Employment Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

        By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

                                    EXHIBIT A

Examples
--------
1.   Your full-time employment terminates on October 28, 2002 and             No vesting
     the Company did not achieve an Operating Profit in the fiscal year ended December 31, 2001.  No change of Control has
     occurred prior to termination of employment and you are not employed by the Company after your full-time employment
     terminates as a part-time employee or consultant.

2.   Your full-time employment terminates on October 29, 2002 and             175,000 shares vested
     the Company did not achieve an Operating Profit in the fiscal year ended December 31, 2001.  No change of Control has
     occurred prior to termination of employment and you are not employed by the Company after your full-time employment
     terminates as a part-time employee or consultant.

3.   Your full-time employment terminates on November 29, 2002 and            175,000 shares vested
     the Company did not achieve an Operating Profit in the fiscal year ended December 31, 2001.  No change of Control has
     occurred prior to termination of employment and you are not employed by the Company after your full-time employment
     terminates as a part-time employee or consultant.

4.   Your full-time employment terminates on November 30, 2002 and            189,583 shares vested
     the Company did not achieve an Operating Profit in the fiscal year ended December 31, 2001.  No change of Control has
     occurred prior to termination of employment and you are not employed by the Company after your full-time employment
     terminates as a part-time employee or consultant.

5.   Your full-time employment terminates on November 30, 2002 and            189,583 shares vested
     the Company did achieve an Operating Profit in the fiscal year ended December 31, 2002.  No change of Control has occurred prior to termination of employment and you are not employed by the Company after your full-time employment terminates as a part-time employee or consultant.

6.   Your full-time employment terminates on October 28, 2002 and            350,000 shares vested
     the Company did achieve an Operating Profit in the fiscal year ended December 31, 2001.  No change of Control has occurred prior to termination of employment and you are not employed by the Company after your full-time employment terminates as a part-time employee or consultant.

7.   Your full-time employment terminates on October 29, 2002 and             437,500 shares vested
     the Company did achieve an Operating Profit in the fiscal year ended December 31, 2001.  No change of Control has occurred prior to

     termination of employment and you are not employed by the Company after your full-time employment terminates as a part-time employee or consultant.

8.   Your full-time employment terminates on November 29, 2002 and            437,500 shares vested
     the Company did achieve an Operating Profit in the fiscal year ended December 31, 2001.  No change of Control has occurred prior to termination of employment and you are not employed by the Company after your full-time employment terminates as a part-time employee or consultant.

9.   Your full-time employment terminates on November 30, 2002                444,791 shares vested*
     and the Company did achieve an Operating Profit in the
     fiscal year ended December 31, 2001.  No change of Control has occurred prior to termination of employment and you are not employed by the Company after your full-time employment terminates as a part-time employee or consultant.

10.  The Company achieves an Operating Profit in the fiscal year              452,083 shares vested**
     ended December 31, 2002 and your employment terminates on
     January 1, 2003.  No Change of Control has occurred prior
     to termination of employment and you are not employed by
     the Company after your full-time employment terminates as a part-time employee or consultant.

11.  The Company achieves an Operating Profit in the fiscal year              466,666 shares vested***
     ended December 31, 2002 and your employment terminates on
     March 1, 2003.  No Change of Control has occurred prior to termination of employment and you are not employed by the
     Company after your full-time employment terminates as a
     part-time employee or consultant.

12.  The Company did not achieve an Operating Profit in either       As of January 1, 2003,
     of the fiscal years ended December 31, 2001 or December 31,     204,166 shares were vested.
     2002 and your employment terminates either without Cause or     Provided you comply with the
     due to Constructive Termination on January 1, 2003.  Change     provisions of paragraph 9 of
     of Control occurred on December 31, 2002 and you are not        the Employment Agreement, you
     employed by the Company after your full-time employment         would be eligible for an
     terminates as a part-time                                       additional

--------

* As of October 29, 2002, option had vested as to 350,000 (on December 31, 2001 due to operation of accelerator) and 87,500 shares due to cliff vesting as to 25% of the remaining shares on that date. Thereafter, (after October 29, 2002) option vested as to 7,291.68 shares (1/36 x 262,500) at the end of each month that you were fully employed.

** As of December 31, 2002 (prior to the acceleration of vesting due to achieving an Operating Profit), you had vested as to 204,166 shares. You vested as to an additional 247,917 shares (1/2 of the 495,833.33 unvested shares as of December 31, 2002) resulting in a total number of vested shares as of January 1, 2003 of 452,083.

*** Same as example 10, except after January 1, 2003 the 247,917 remaining unvested shares continued vesting ratably over the remaining 34 month vesting period at a rate of 7,291.68 (1/34 x 247,917) shares per month resulting in an aggregate of 466,666 shares vested (452,083 plus 14,583.35 shares).

     employee or consultant.                                         18 months of vesting at a rate
                                                                     of 14,583.33 shares per month.

13.  The Company achieves an Operating Profit in the fiscal year     As of March 1, 2003, 466,666
     ended December 31, 2002 and your employment terminates          shares were vested.  Provided
     either due to a termination by the Company without Cause or     you comply with the provisions
     due to Constructive Termination on March 1, 2003. Change of     of paragraph 9 of the
     Control occurred March 1, 2003.                                 Employment Agreement, you
                                                                     would be eligible for an
                                                                     additional 18 months of
                                                                     vesting at a rate of 7,291.68
                                                                     shares per month.

14.  Your full-time employment terminates on November 30, 2002                204,166 shares vested
     and the Company did achieve an Operating Profit in the
     fiscal year ended December 31, 2002.  No change of Control has occurred prior to termination of employment.  You are
     employed on a part-time basis as an employee or consultant pursuant to a written agreement approved by the Board of
     Directors from November 30, 2002 to January 1, 2003.****

15.  Your full-time employment terminates on November 30, 2002                189,583 shares vested
     and the Company did achieve an Operating Profit in the
     fiscal year ended December 31, 2002.  No change of Control has occurred prior to termination of employment.  You are
     not employed by the Company on a part-time basis after
     November 30, 2002 but remain on its Board of Directors.*****

--------

**** Operating Profit accelerator not triggered because no longer a full-time employee.

***** Vesting does not continue because no longer part-time employee or consultant. Would not continue if providing service solely as a director. Option terminates November 30, 2003.

                                    EXHIBIT B

                              CONSULTING AGREEMENT


       THIS CONSULTING AGREEMENT (the "Agreement"), made and entered into as of __________, by and between SONICBLUE INCORPORATED, a Delaware corporation (the "Company") and KENNETH POTASHNER ("Executive"),

                              W I T N E S S E T H:

       WHEREAS, Executive's employment as its Chief Executive Officer and President has terminated, and Executive and the Company have mutually agreed upon a plan to transition Executive's duties to ____________________ (to be referred to herein, along with any successor, as the "CEO"), effective immediately; and

       WHEREAS, the Company wishes to incentivize Executive to remain available to provide assistance to the CEO as requested by him on a project-by-project basis; and

       WHEREAS, the parties hereto wish to enter into this Agreement to provide for an orderly transition of Executive's responsibilities:

       NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

       1. Termination of Employment as Chief Executive Officer and President; Part-Time Employment as Consultant Thereafter.

       (a) By execution hereof, Executive confirms that as of the date of this Agreement (the "Effective Date") Executive's employment as the Company's Chief Executive Officer and President has terminated and, if requested to do so, Executive has resigned as a member and Chairman of the Board of Directors of the Company.

       (b) On and following the Effective Date and, subject to Section 2, Executive shall receive the compensation, benefits and continued option vesting specified in Section 9(b) or 9(c), as applicable, of the employment agreement between Executive and the Company dated May __, 2001 (the "Employment Agreement"). The period during which Executive's compensation and benefits continue and his options continue to vest as provided in Section 9(b) or 9(c) shall be referred to herein as the "Salary Continuation Period."

       (c) During the Salary Continuation Period Executive will be a part-time employee (or, at the discretion of the Company, an independent contractor) of the Company. Executive's relationship as an employee or independent contractor (as the case may be) during the Salary Continuation Period may be terminated by the Company with or without cause at any time. During his employment Executive shall devote his efforts on projects identified by the CEO and shall be available to the extent reasonably needed to perform such projects. The days, times and location at which Executive shall perform such tasks shall be determined by the CEO, in his reasonable discretion. Executive shall not be required to perform more than forty (40) hours of services in any calendar month. Such services shall be ordinarily provided by Executive by phone from his home, although the Company may from time-to-time request that such services be provided at its offices. Executive shall not retain an office at the Company for the provision of such services.

       (d) If Executive incurs reasonable expenses while providing services to the Company hereunder, he shall be entitled to reimbursement in accordance with the Company's standard policies. The Company further agrees to reimburse Executive for all reasonable past expenses he has incurred while providing services to the Company prior to the Salary Continuation Period.

       2. Conditions To Salary Continuation and Additional Vesting. The rights of Executive to the consideration set forth in Section 9(b) or 9(c) of the Employment Agreement, as applicable, are subject to continued satisfaction during the Salary Continuation Period of the following conditions, which require that Executive shall not have done or do any of the following during the Salary Continuation Period:

       (a) Accepted employment with, or been engaged as a consultant by (whether with or without compensation and whether on a part-time or full-time basis), or served as an officer, director or partner of, or owned more than one percent (1%) of the outstanding stock or other equity securities (or, in the case of a company whose securities are publicly traded, more than five percent (5%) of the outstanding stock or other equity securities) of, any corporation, partnership, limited liability company or other entity (collectively "another company") that directly or through a subsidiary or joint venture competes at such time directly or indirectly with the Company (a "Competitor"). For purposes hereof, Competitor shall mean any such entity that designs, develops or markets products for the digital media, consumer electronics, Internet appliance and home networking markets.

       (b) Diverted or attempted to divert, directly or indirectly, any business of the Company.

       (c) Induced or attempted to induce, directly or indirectly, any person to leave his or her employment or consulting relationship with the Company (in each case, through assistance to professional recruiters or otherwise).

       (d) Served as a director, officer or employee of any company or other entity that hires an employee of the Company or any person who was so employed by the Company within three (3) months of being hired by such company or other entity. In those instances in which Executive's services are conducted within a subsidiary or division of another company, the reference in the preceding sentence to "company or other entity" shall refer to the subsidiary or division for whom Executive is providing services.

       (e) Materially breached his confidentiality and assignment of invention obligations under the Executive's Proprietary Information and Inventions Agreement, or materially breached any provision of this Agreement.

       (f) Initiated, filed, financed, participated as a named plaintiff in or materially aided any action or other proceeding against the Company or any of its officers, directors or employees

(including any class action or derivative action) based upon any claims, liens, demands, causes of action, obligations, damages or liabilities.

       (g) Initiated, filed, financed, participated in or materially aided any proxy fight or tender offer initiated against the Company.

       (h) Induced, or attempted to induce, any customers of the Company not to purchase products from the Company; or

       (i) Fails to perform services request by the CEO, from the Effective Date through the end of the Salary Continuation Period, on a part-time basis as an employee (or at the Company's option as an independent contractor) on the terms set forth in Section 1 (subject to second sentence of Section 1(c)).

       (j) Failed to comply with all insider trading policies of the Company (including all blackout and window periods) until three (3) calendar days have elapsed after the Company's announcement of earnings for the calendar quarter in which the Effective Date occurred.

       (k) The Board of Directors shall determine reasonably and in good faith whether Executive has committed any of the acts described in this Section 2. Such determination may, in the discretion of the Board of Directors be made effective retroactive to the date that Executive committed the acts or omissions giving rise to the Board of Director's determination. If the Board of Director determines that Executive has committed any of the acts described in this
Section 2, the Salary Continuation Period shall be deemed to have terminated as of the date of such breach. The Company may also pursue any and all other remedies which may be available to it as a result of such breach.

       It shall be a further condition to any payments, vesting of options or other consideration hereunder that Executive execute a release, dated as of the Effective Date, in the form of the release attached to the Employment Agreement.

       California law generally prohibits restraining an individual from engaging in a lawful profession, trade or business of any kind (California Business and Professions Code, Section 16600, et. seq.). The parties expressly acknowledge that nothing in this Agreement or the Employment Agreement is intended to prohibit Executive from working for a Competitor in any capacity, competing with the Company or otherwise engaging in any profession trade or business of any kind, in violation of California law, but rather that the provisions of this Agreement are merely designed to provide incentives for Executive not to compete with the Company.

       3. Executive's Representations. EXECUTIVE HEREBY REPRESENTS AND WARRANTS TO THE COMPANY THAT HE HAS FULLY REVIEWED THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND THAT HE FULLY UNDERSTANDS THIS AGREEMENT AND SUCH TRANSACTIONS. IN CONNECTION WITH THIS REVIEW, EXECUTIVE HAS CONSULTED WITH LEGAL COUNSEL AND HAS HAD AN OPPORTUNITY TO CONSULT WITH FINANCIAL AND OTHER ADVISORS OF HIS CHOOSING, AND IF HE HAS DECIDED NOT TO DO SO, SUCH CHOICE WAS HIS VOLUNTARY DECISION. THE TERMS OF THIS AGREEMENT ARE VOLUNTARILY ACCEPTED BY EXECUTIVE WITHOUT DURESS OR COERCION.

       4. Mutual Non-Disparagement. The Company hereby agrees that it will not in any way disparage Executive, which shall include, but not be limited to, writing disparaging articles or making disparaging statements to the Company's customers or employees, in the press, or in speeches at conferences. Executive hereby agrees that he will not in any way disparage the Company, or its officers, directors, employees or products, which shall include, but not be limited to, writing disparaging articles or making disparaging statements to the Company's customers, or suppliers, in the press, or in speeches at conferences.

       5. Limitation of Remedies; Standstill In the Event of Dispute. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS (FROM THE SALE OF STOCK OR OTHERWISE) OR GOODWILL, REGARDLESS OF THE FORM OF THE ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AS A RESULT OF THE BREACH OF THIS AGREEMENT OR ANY ACTION TAKEN HEREUNDER, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR IF SUCH DAMAGE COULD HAVE BEEN REASONABLY FORESEEN. The parties agree that if any dispute between Executive and the Company arises over whether any of the conditions in Section 2 have been met, then any shares issued or issuable to Executive upon exercise of the 3,000,000 Share Option during the Salary Continuation Period, to the extent vesting thereon is in dispute, shall be placed in escrow during the term of any such dispute, and that the 3,000,000 Share Option, to the extent vesting thereon is in dispute, shall remain outstanding and unexercisable during the term of such dispute.

       6. Notice. Any notice to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered upon service, if served personally, or three (3) days after deposit in the United States Mail, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, addressed to the other party at the address set forth herein, or such other address as may be designated in accordance herewith:

       If to Executive:                   Kenneth Potashner
                                          16452 Avenida de los Olivos
                                          Rancho Santa Fe, CA 92067

       with a copy to his counsel at:
                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------


       If to the Company:                 SONICblue Incorporated
                                          2841 Mission College Boulevard
                                          P. O. Box 58058
                                          Santa Clara, CA
       with a copy to its counsel at:     Jorge del Calvo, Esq.
                                          Pillsbury Winthrop LLP
                                          2550 Hanover Street
                                          Palo Alto, CA 94304

       7. Support for Company's Efforts. Executive agrees to support the Company, the business groups and other organizations therein, and the management and leadership of the Company and toward that end agrees not to (a) breach his confidentiality and assignment of invention obligations under the Executive's Proprietary Information and Inventions Agreement or any similar agreement he has entered into with the Company, (b) induce, or endeavor to induce, any customers of the Company not to purchase goods or services from the Company, or (c) discourage potential employees from joining the Company or encourage Company employees or consultants to leave the Company.

       8. Arbitration. Any disputes arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, including any determination by the CEO that Executive has committed any of the acts described in Section 2 or breached his obligations under this Agreement shall be resolved in accordance with Section 13 of the Employment Agreement.

       9. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, Executive and his heirs, personal representatives, executors and administrators, and shall inure to the benefit of and be binding upon the Company, its successors and assigns.

       10. Amendment. This Agreement may be modified or amended only by written consent of both parties.

       11. Governing Law. This Agreement shall be governed by the laws of the State of California as if entered into between California residents and wholly to be performed in California, notwithstanding California choice of law rules.

       12. Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understandings and agreements of the parties relating to the subject matter hereof.

       13. Severability. In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, the Company and Executive shall replace such provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision, and the remaining provisions of the Agreement shall continue in full force and effect.

       14. Waiver. The waiver by any party of any provision of this Agreement or any breach of this Agreement shall not operate or be interpreted as a waiver of any other provision or breach existing then or arising in the future.

       15. Expenses. Each party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

       16. Authority of Signing Parties. Each party or responsible officer thereof has read this Agreement and understands the contents hereof. Each party or responsible officer thereof executing this Agreement is empowered to do so and thereby binds himself or the party for whom he signs. This Agreement has been approved by the Board of Directors of the Company.

       17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

       18. Confidentiality. The parties acknowledge that the confidentiality of all terms of this Agreement, including, without limitation, the payment of any amount of consideration provided for herein, is of the essence. Except pursuant to a court order, or as otherwise specifically required by law (including any required disclosures in filings made by the Company under the securities laws) as determined by their respective counsel, or with the written consent of the other parties, the parties agree to maintain the confidentiality of this Agreement, and to make no voluntary statement or take any other voluntary action which might reasonably be expected to result in any disclosures of, or any publicity concerning, any of the terms of this Agreement to anyone, including, without limitation, past, present or future employees of the Company or past or future employers of Executive. Notwithstanding the foregoing, the parties may make confidential disclosures of pertinent terms of this Agreement to immediate family members, taxing authorities and to professional tax or financial or legal advisors, provided that prior to any such disclosure required to effect any such consultation, the parties shall also disclose the existence of this covenant of confidentiality.

       19. Separate Counsel. The Company and Executive have been separately represented in conjunction with the negotiation and drafting of this Agreement by their respective counsel.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                        SONICblue Incorporated



                                        By
                                           -------------------------------------

                                        Its
                                           -------------------------------------




                                        ----------------------------------------
                                                   Kenneth Potashner

                                    EXHIBIT C

                         AGREEMENT AND RELEASE OF CLAIMS




- THIS DOCUMENT IS AN IMPORTANT ONE. YOU SHOULD REVIEW IT CAREFULLY AND, IF YOU AGREE TO IT, SIGN IN THE SPACE WHERE YOUR AGREEMENT IS INDICATED.

- YOU HAVE TWENTY-ONE (21) DAYS TO DECIDE WHETHER OR NOT TO SIGN THIS AGREEMENT AND RELEASE OF CLAIMS. THIS PERIOD IS DESIGNED TO ALLOW YOU TO CONSULT WITH A FINANCIAL ADVISOR, ACCOUNTANT, ATTORNEY OR ANYONE ELSE WHOSE ADVICE YOU NEED. YOU SHOULD CONSULT APPROPRIATE ADVISORS, INCLUDING AN ATTORNEY, DURING THIS TIME PERIOD.

- IF YOU AGREE TO THE TERMS IN THIS AGREEMENT AND RELEASE OF CLAIMS, SIGN IN THE SPACE BELOW WHERE YOUR AGREEMENT IS INDICATED. THE BENEFITS IDENTIFIED IN THIS DOCUMENT ARE CONTINGENT ON YOUR AGREEING TO THIS AGREEMENT AND RELEASE OF CLAIMS.

- AFTER SIGNING THIS DOCUMENT YOU HAVE SEVEN (7) WORKING DAYS TO REVOKE YOUR AGREEMENT TO THE TERMS OF THIS DOCUMENT. ANY REVOCATION SHOULD BE IN WRITING AND DELIVERED TO [INSERT NAME AND ADDRESS OF REPRESENTATIVE AT THE COMPANY], BY CLOSE OF BUSINESS AT THE END OF THE SEVENTH BUSINESS DAY AFTER SIGNING THIS DOCUMENT.

- THIS AGREEMENT AND RELEASE OF CLAIMS WILL NOT BECOME EFFECTIVE UNTIL THE SEVEN (7) DAY REVOCATION PERIOD HAS PASSED.

1.     I, Kenneth Potashner, have read the instructions above.

2. I understand that my employment with SONICblue Incorporated (the "Company") will end effective [date of termination]. My compensation and benefits will continue as provided as set forth in the letter agreement between me and the Company dated May __, 2001 (the "Agreement"). I will receive no other compensation from the Company. I acknowledge that my agreement to this Agreement and Release of Claims is a condition to my receipt of such compensation and from the Company.

3. I agree that the consideration referenced in paragraph 2 above is in full satisfaction of any claims, liabilities, demands or causes of action, known or unknown, that I ever had, now have or may claim to have had against the Company or any parents, subsidiaries, directors, officers, employees or agents of the Company as of the date of this Agreement and Release of Claims, excepting claims for vested benefits based on my employment and claims for workers' compensation insurance and unemployment insurance benefits. Any such claims whether for discrimination, including claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964 or the Age Discrimination in Employment Act, wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other claims (other than claims related to benefits or payments due me under the Agreement) are hereby released and I agree and promise that I will not file any lawsuit asserting any such claims.

4. This Agreement and Release of Claims recognizes the rights and responsibilities of the Equal Employment Opportunity Commission ("EEOC") to enforce the statutes which come under its jurisdiction and is not intended to prevent me from filing a charge or participating in any investigation or proceeding conducted by the EEOC; provided, however, that nothing in this section limits or affects the finality or the scope of the release provided in Section 4, the waiver provided in Section 7 or the agreement to submit claims to final and binding arbitration.

5. On _________, 1998 I signed the enclosed agreement regarding confidential information and intellectual property in which I agreed to protect Company confidential information both during and after my employment. I reaffirm my obligation to keep secret all confidential information that belongs to the Company.

6.     I agree to return all property that belongs to the Company.

7. I hereby expressly waive the provisions of California Civil Code section 1542 WITH REGARD TO CLAIMS RELATED UNDER SECTION 3. California Civil Code
       section 1542 provides as follows:

       "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

8. I agree that if I bring an action to challenge the enforceability of this Agreement and Release of Claims, I will tender to a neutral escrow, as designated by the Company, all consideration that I received pursuant to this Agreement and Release of Claims.

9. I agree that any future disputes between me and the Company, including but not limited to disputes arising out of or related to this Agreement and Release of Claims, shall be resolved by using the following procedures, except that steps c. and d. will not be followed in cases where the law specifically forbids the use of arbitration as a final and binding remedy, or where step d. below specifically allows a different remedy.

       (a) The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

       (b) If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to nonbinding mediation before a mediator to be jointly selected by the parties. The Company will pay the cost of the mediation.

       (c) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, they will obtain a list of arbitrators from the Federal Mediation and Conciliation

              Service and select an arbitrator by striking names from that list. The arbitrator shall have the authority to determine whether the conduct complained of in step a. violates the rights of the complaining party and, if so, to grant any relief authorized by law; subject to the exclusions of step d below. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement and Release of Claims.

              The hearing shall be transcribed. The Company shall bear the costs of the arbitration if I prevail. If the Company prevails, I will pay half the cost of the arbitration. Each party shall be responsible for paying its own attorneys' fees, unless the arbitrator orders otherwise, pursuant to applicable law.

       (d) Arbitration shall be the exclusive final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for above. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement and Release of Claims, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; provided however, that either party may bring an action, including but not limited to an action for injunctive relief, in a court of competent jurisdiction, regarding or related to matters involving the Company's confidential, proprietary or trade secret information, or regarding or related to inventions that I may claim to have developed prior to joining the Company or after joining the Company, pursuant to California Labor Code 2870 ("Disputes Related to Inventions"). The parties further agree that for Disputes Related to Inventions which the parties have elected to submit to arbitration, each party retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

10. If any term of this Agreement and Release of Claims is held to be invalid, void or unenforceable, the remainder of this Agreement and Release of Claims shall remain in full force and effect and shall in no way be affected, and the parties shall use their best efforts to find an alternative way to achieve the same result.

11. By signing below, I acknowledge that I am entering into this Agreement and Release of Claims knowingly and voluntarily. In addition, I hereby acknowledge by my signature that I have carefully read and fully understand all the provisions of this Agreement and Release of Claims.

--------------------------------------------------------------------------------

       I understand that this document is of serious legal consequences and that I should consult with someone whose opinion I trust before signing it.

       By my signature, I agree to the terms set forth above, and I agree to this Agreement and Release of Claims.

       Date: __________, 200__


                                        ----------------------------------------
                                                   Kenneth Potashner